UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
______________________

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
______________________
Allegiance Bancshares, Inc.

(Exact name of registrant as specified in its charter)

Texas (State or Other Jurisdiction of Incorporation or Organization)	26-3564100 (I.R.S. Employer Identification No.)
8847 West Sam Houston Parkway N., Suite 200 (Address of Principal Executive Offices)	77040 (Zip Code)
ALLEGIANCE BANCSHARES, INC. 2015 AMENDED AND RESTATED STOCK AWARDS AND INCENTIVE PLAN
(Full Title of the Plan)

George Martinez, Chairman and Chief Executive Officer Allegiance Bancshares, Inc. 8847 West Sam Houston Parkway N., Suite 200 Houston, Texas 77040 (Name and Address of Agent For Service)
(281) 894-3200 (Telephone Number, Including Area Code, of Agent for Service)
Copy to: Troy L. Harder Jason M. Jean Bracewell LLP 711 Louisiana Street, Suite 2300 Houston, Texas 77002 (713) 223-2300

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b‑2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☒
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐ Emerging growth company ☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☒

CALCULATION OF REGISTRATION FEE

Title of Securities To Be Registered	Amount To Be Registered (1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, $1.00 par value per share	440,000	$39.70	$17,468,000	$2,024.54
(1) Pursuant to Rule 416 under the Securities Act of 1933, as amended, this registration statement also covers additional shares that may become issuable under the above-named plan by reason of certain corporate transactions or events, including any stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of the registrant’s outstanding shares of common stock.
(2)Calculated solely for the purpose of determining the registration fee pursuant to Rule 457(c) and Rule 457(h) under the Securities Act of 1933, as amended, based upon the average of the high and low prices of the Common Stock on the Nasdaq Global Market on June 12, 2017.
EXPLANATORY NOTE
On May 19, 2017, at the 2017 Annual Meeting of Shareholders of Allegiance Bancshares, Inc. (the “Company”), the Company’s shareholders approved an amendment (the “Amendment”) to the Allegiance Bancshares, Inc. 2015 Amended and Restated Stock Awards and Incentive Plan (as amended, the “Plan”). The Amendment provides that the number of shares of Common Stock available for issuance under the Plan be increased from 1,460,000 shares of Common Stock which were previously authorized for issuance under the Plan (the “Carryover Shares”) to 1,900,000 shares of Common Stock.
The Company is filing this Registration Statement in order to register under the Securities Act of 1933 the additional 440,000 shares of Common Stock authorized for issuance under the Plan. The Carryover Shares were previously registered under the Company’s Registration Statement on Form S-8 (File No. 333-207342) filed on October 8, 2015. Pursuant to General Instruction E to Form S-8, the Company incorporates by reference into this Registration Statement the entire contents of its earlier Registration Statement on Form S-8 (File No. 333-207342) relating to the Plan, except that the provisions contained in Part II of such earlier registration statement are modified as set forth in this Registration Statement.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
The following documents filed by the Company with the SEC (Commission File No. 001-37585) are incorporated by reference into this Registration Statement as of their respective dates:

▪	the Company’s Annual Report on Form 10-K for the year ended December 31, 2016;

▪	the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2017;

▪	the Company’s Current Reports on Form 8-K filed on February 14, and May 24, 2017; and

▪
the description of the Company’s Common Stock contained in the Company’s Registration Statement on Form 8-A, as filed with the SEC on October 6, 2015, as such description may be amended from time to time.

All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, after this Registration Statement and prior to the filing of a post-effective amendment hereto which indicates that all securities offered have been sold or which deregisters all such securities then remaining unsold (other than information that is furnished rather than filed in accordance with SEC rules), will be deemed to be incorporated herein by reference and to be a part hereof from the date of filing such documents.
Any statement contained herein or in any document incorporated or deemed to be incorporated by reference herein will be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded will not be deemed to constitute a part of this Registration Statement, except as so modified or superseded.
Item 4. Description of Securities.
Not applicable.
Item 5. Interests of Named Experts and Counsel.
Not applicable.
Item 6. Indemnification of Directors and Officers.
The Company’s amended and restated certificate of formation (the “Certificate of Formation”) provides that its directors and officers will be indemnified by the Company to the fullest extent permitted by the Texas Business Organizations Code, against all expenses incurred in connection with their service for or on behalf of the Company. In addition, the Company’s Certificate of Formation provides that its directors and officers will not be personally liable for monetary damages to the Company to the fullest extent permitted by the Texas Business Organizations Code.
The Company has entered into indemnification agreements with its directors and officers, pursuant to which they will be indemnified as described above and will be advanced costs and expenses subject to the condition that such directors and officers will reimburse the Company for all advancements paid if a final judicial determination is made that such officer or director is not entitled to indemnification under applicable law or regulation.
Item 7. Exemption from Registration Claimed.
Not applicable.
Item 8. Exhibits.
Reference is made to the Exhibit Index following the signature pages hereto, which Exhibit Index is hereby incorporated into this item.
Item 9. Undertakings.

(a)	The undersigned registrant hereby undertakes:
(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;
(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and
(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.
(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b)     The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof
(c)     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on June 14, 2017.

Allegiance Bancshares, Inc.
By:	/s/ George Martinez
	Name:	George Martinez
	Title:	Chairman and Chief Executive Officer

POWER OF ATTORNEY
KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints George Martinez and Steven F. Retzloff, and each of them, as his or her true and lawful attorneys-in-fact and agents with full power of substitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement (including post-effective amendments), and to file the same, with all exhibits thereto and other documents in connection therewith, with the SEC, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully for all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated below.

Signature	Title	Date

/s/ George Martinez	Chairman and Chief Executive Officer	June 14, 2017
George Martinez	(principal executive officer)

/s/ Steven F. Retzloff	President and Director	June 14, 2017
Steven F. Retzloff

/s/ Paul E. Egge	Chief Financial Officer	June 14, 2017
Paul E. Egge	(principal financial and principal accounting officer)

/s/ Ramon A. Vitulli, III	Director and Executive Vice President	June 14, 2017
Ramon A. Vitulli, III

/s/ Daryl D. Bohls	Director and Executive Vice President	June 14, 2017
Daryl D. Bohls

/s/ John Beckworth	Director	June 14, 2017
John Beckworth

/s/ Matthew H. Hartzell	Director	June 14, 2017
Matthew H. Hartzell

/s/ Umesh Jain	Director	June 14, 2017
Umesh Jain

/s/ Frances H. Jeter	Director	June 14, 2017
Frances H. Jeter

/s/ James J. Kearney	Director	June 14, 2017
James J. Kearney

/s/ P. Michael Mann, M.D.	Director	June 14, 2017
P. Michael Mann, M.D.

/s/ William S. Nichols, III	Director	June 14, 2017
William S. Nichols, III

/s/ David B. Moulton	Director	June 14, 2017
David B. Moulton

/s/ Thomas A. Reiser	Director	June 14, 2017
Thomas A. Reiser

/s/ Raimundo Riojas E.	Director	June 14, 2017
Raimundo Riojas E.

/s/ Fred S. Robertson	Director	June 14, 2017
Fred S. Robertson

EXHIBIT INDEX

Exhibit Number	Description of Exhibit
4.1	Specimen common stock certificate (incorporated by reference to Exhibit 4.1 to the Company’s Registration Statement on Form S-1, dated August 24, 2015 (Registration No. 333-206536))
5.1*	Opinion of Bracewell LLP
23.1*	Consent of Crowe Horwath LLP
23.2*	Consent of Bracewell LLP (contained in its opinion filed as Exhibit 5.1)
24.1	Power of Attorney of Directors and Officers of the Registrant, included on the signature page of this Form S-8 and incorporated herein by reference
99.1
Allegiance Bancshares, Inc. 2015 Amended and Restated Stock Awards and Incentive Plan (including form of awards) (incorporated by reference to Exhibit 10.2 to the Company’s Registration Statement on Form S-1, dated August 24, 2015 (Registration No. 333-2065356))

99.2
Amendment to the Allegiance Bancshares, Inc. 2015 Amended and Restated Stock Awards and Incentive Plan, dated March 27, 2017 (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on May 24, 2017)

99.3	Allegiance Bancshares, Inc. Form of Non-Employee Director Restricted Stock Agreement (incorporated by reference to Exhibit 10.1 to the Company’s Quarterly Report on Form 10‑Q filed on May 5, 2017)
_______________
* Filed herewith.